Exhibit 10.2

SEPARATION AGREEMENT
Execution Copy

This Separation Agreement (the “Agreement”) is made and entered into effective as of April 21, 2016 between Independent Bank, McKinney, Texas (the “Employer”) and James D. Stein (the “Executive”), and joined in by the Employer’s parent company, Independent Bank Group, Inc. (“IBG”).

RECITALS

WHEREAS, the Employer and the Executive are parties to an Employment Agreement dated November 21, 2013 and joined in by IBG (the “Employment Agreement”), which provides for the employment of the Executive by the Employer. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Employment Agreement;

WHEREAS, the Effective Date of the Employment Agreement is April 15, 2014;

WHEREAS, IBG and the Executive are parties to certain Restricted Stock Agreements which provide for the grant of restricted shares of IBG common stock to the Executive subject to vesting periods (the “Restricted Stock Agreements”);

WHEREAS, a total of 40,645 shares of IBG common stock are unvested pursuant to the terms of the Restricted Stock Agreements (the “Unvested Shares”);

WHEREAS, the Executive desires to resign from his position as an executive officer and director of the Employer and IBG and the Executive and the Employer desire to set forth the terms of separation and the termination of the Employment Agreements;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants contained herein, the Employer and the Executive agree as follows:

1.    Resignations. The Executive hereby resigns as Vice Chairman/CEO – Houston Region and as a director of the Employer and IBG and otherwise terminates his employment with the Employer and IBG effective as of the date hereof.

2.    Termination of Employment Agreement. The Employment Agreement is hereby terminated. The Employer and the Executive acknowledge and agree as follows with respect to the termination of the Employment Agreement:

2.1    Salary Continuation. The Employer shall continue to pay the current Base Salary Amount of $400,000 from the date hereof through April 15, 2017 by paying to the Executive a bi-monthly amount of $16,666.66 (the “Salary Continuation Payment”). The Employer shall pay the Salary Continuation Payment pursuant to Employer’s standard payroll policies and subject to withholding or deductions as may be mutually agreed between the Employer and the Executive or as may be required by law.

2.2    Annual Incentive. The Employer shall pay a bonus of $260,000 to the Executive as the Annual Incentive Bonus pursuant to the Employment Agreement. Such bonus shall be paid in cash after December 31, 2016 but on or before January 31, 2017, and shall be subject to Employer’s standard withholding policies and payroll practices.

2.3    Fringe Benefits. The Employer shall continue to provide benefits to the Executive through April 15, 2017 to the same extent it was providing benefits to the Executive prior to the date of this Agreement. If all or a portion of such benefits are not available to the Executive because he is no longer an employee of Employer, Employer shall pay an amount of cash to Executive equal to the equivalent value of such benefit on a tax grossed up basis.

2.4    Surviving Provisions. As provided in the Employment Agreement, Section 3.7 (280G Payments), Section 5 (Confidentiality), Section 6 (Return of Employer’s Property), and Section 7 (Non-Competition and Non-Solicitation) of the Employment Agreement (the “Surviving Provisions”) shall survive the termination of the Executive’s employment and termination of the Employment Agreement, and the Surviving Provisions shall remain in full force and effect; provided, however, that notwithstanding the terms of Sections 7.1 and 7.2 of the Employment Agreement, and, in consideration of and ancillary to the agreement of the Employer to pay the Salary Continuation Payment as set forth in Section 2.1, the Annual Incentive Bonus set forth in Section 2.2, and the fringe benefits set forth in Section 2.3, and the other agreements of the Employer and IBG set forth herein, the Employer and the Executive agree that the Non-Competition Period shall be from the date of this Agreement through April 15, 2017. The Executive shall continue to be bound by the Surviving Provisions. For purposes of clarity, the Surviving Provisions are attached hereto as Exhibit A. The Executive acknowledges that the Employer and IBG would suffer immediate and irreparable harm and would not have any adequate remedy at law for money damages in the event the Executive’s failure to comply with the Surviving Provisions. Accordingly, the Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Employer and IBG shall be entitled to temporary or permanent injunction to prevent the Executive’s breach of the Surviving Provisions and to specific enforcement of the Surviving Provisions in addition to any other remedy to which the Employer or IBG may be entitled, at law or in equity. In such a situation, the Employer and IBG may pursue any remedy available, including the discontinuation of any payment required under this Agreement, the forfeiture of the Unvested Shares, or declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

2.5    No Other Rights or Obligations. Other than as expressly set forth herein, the Employer, IBG and the Executive shall have no further rights or obligations under or pursuant to the Employment Agreement.

3.    Restricted Stock. IBG and the Executive agree as follows regarding the grant and vesting of restricted shares of IBG common stock pursuant to the Employment Agreement and the Restricted Stock Agreements:

3.1    The Executive acknowledges and agrees that IBG has no obligation to grant any additional shares of IBG common stock to the Executive.

3.2    IBG and the Executive agree that, notwithstanding any other provision of the Employment Agreement or the Restricted Stock Agreements, the Unvested Shares shall become vested according to the following schedule:

10,000 Unvested Shares        July 15, 2016
10,000 Unvested Shares        October 15, 2016
10,000 Unvested Shares        January 15, 2017
10,645 Unvested Shares        April 15, 2017

4.    Non Disparagement. The Executive shall not disparage or otherwise malign (i) the Employer’s or IBG’s business or banking reputation, or (ii) the personal, business or banking reputation of the officers, directors, and employees of the Employer or IBG. The Employer and IBG shall not, and the Employer and IBG shall use commercially reasonable efforts to cause their officers, directors, and employees to not, disparage or otherwise malign the Executive’s personal, business and banking reputation.

5.    Miscellaneous

5.1    This Agreement sets forth the entire agreement between the Executive, the Employer, and IBG, and fully supersedes any and all prior agreements, representations, and understandings between the parties pertaining to the subject matter hereof.

5.2    ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS. EXCLUSIVE VENUE FOR DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE IN COLLIN COUNTY, TEXAS.

(Signature page to follow)

(Signature page to Separation Agreement)

EXECUTIVE

    /s/ James D. Stein
James D. Stein

INDEPENDENT BANK

    /s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

IBG hereby joins in the foregoing Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

INDEPENDENT BANK GROUP, INC.

By:        /s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

EXHIBIT A

Surviving Provisions

3.7    280G Parachute Payments. Notwithstanding any other provision in this Agreement, if (x) all or a portion of the Completion Bonus and the Restricted Stock Award to which the Executive is otherwise entitled to receive pursuant to Section 3.1 and Section 3.2 would constitute “parachute payments” as defined in Section 280G(b)(2) of the Code with respect to the change in the ownership or effective control of BOHI as mutually determined by the Employer and Executive, and (y) the aggregate present value of such parachute payments and all other parachute payments received by the Executive in connection with the Merger (taking into account the exclusion of the portion of any such payments that constitutes reasonable compensation for services to be rendered by the Executive on or after the date of the Merger) is equal to or more than 3 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code as mutually determined by the Employer and Executive, then the Completion Bonus and the Restricted Stock Award will be reduced to an amount that, when combined with all other parachute payments received by the Executive in connection with the Merger (including parachute payments from BOHI), is equal to 2.99 times the Executive ‘s base amount. In such case, the order of reduction pursuant to this Section shall apply first to the Completion Bonus until the portion of the Completion Bonus that constitutes parachute payment is reduced to zero, and then to the Restricted Stock Award to be made last (i.e., in reverse order chime).

5.Confidentiality.

5.1    Confidential Information in General. The Executive has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of Employer, its subsidiaries, parent company, and affiliates (the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists and customer information, credit files, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in Employer’s business, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, products, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available (the “Confidential Information”); provided that the term Confidential Information shall not include information that is available or known to persons or entities outside of the Employer otherwise than as a result of a breach of a confidentiality agreement.

5.2    Assignment. The Executive hereby assigns to Employer, in consideration of his employment, all Confidential Information that may be developed by Executive at any time during the term of this Agreement, whether or not made or conceived during working hours, alone or with others, which related, directly or indirectly, to businesses or proposed businesses of the Companies, and Executive agrees that all such Confidential Information shall be the exclusive property of the

Companies. The Executive shall establish and maintain written records of all such Confidential Information with respect to inventions or similar intellectual property for the benefit of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information. Notwithstanding anything to the contrary in this paragraph, Executive shall be entitled to retain possession of any daily journal which Executive may make reflecting the Executive’s personal log and notes. The Executive will furnish a copy of any retained daily journal to the Employer as requested.

5.3    Non-Disclosure. The Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of Executive’s duties under this Agreement.

5.4    Continuing Obligations. The obligations of Executive under this Section 5 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

6.Return of Employer’s Property. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Employer in any way obtained by the Executive during the period of his employment with the Employer. Immediately upon termination of the Executive’s employment with the Employer, the Executive shall deliver to the Employer all tangible property of Employer in the possession of Executive, including without limitation, telephones, computers, automobiles and credit cards. The obligations of Executive under this Section 6 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

7.Non-Competition and Non-Solicitation.

7.1    Non-Compete. In consideration of (i) the consummation of the Merger by IBG, and (ii) the execution of this Agreement by the Employer, and ancillary to the otherwise enforceable agreements in the Reorganization Agreement and this Agreement (including Sections 2 and 3 of this Agreement), if Executive voluntarily terminates his employment without Good Reason or Employer terminates Executive’s employment for Cause, then for a period of one year following such termination of Executive’s employment with Employer (the “Non-Competition Period”), the Executive will not, directly or indirectly, without the written consent of the Board, own, manage, operate, control, be employed by, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as and competes with the business of the Employer, if such business has a branch or other office of any kind located within the Houston MSA. Executive may not avoid the purpose and intent of this Section 7.1 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence; computer generated or assisted communications, or other similar methods.

For purposes of this Section 7.1, each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Non-competition Period: to engage in, work with, have an interest in (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal , director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever.

7.1.1
If Employer terminates the Executive’s employment without Cause or Executive terminates for Good Reason and Employer pays its obligations under Section 4.5, the Non-competition Period set forth in Sections 7.1 and 7.2 shall be automatically revised to that period of time beginning on the date of termination of employment through the expiration of the then existing Term.

7.1.2
If the Term of the Agreement is not automatically renewed because Employer provides the required notice of non-renewal, then the Non-competition Period shall end upon the expiration of the then existing Term.

7.1.3
If the Term of the Agreement is not automatically renewed because the Executive provides the required notice of non-renewal prior to the expiration of three (3) years from the Effective Date, then the Non-competition/Non-solicitation Period shall extend for a period of one year following the expiration of the then existing Term however, if the Executive provides the required notice of non-renewal three years after the Effective Date, the Non-competition/Non -solicitation Period shall extend for a period of six (6) months following the expiration of the then existing Term.

7.2    Non-Solicitation. During the Non-competition Period, the Executive will not, directly or indirectly, (i) solicit for employment, or advise or recommend any entity to employ or solicit for employment, any person who is, or at any time during the Non-competition Period was, an employee of the Employer, or (ii) solicit the banking business of, or conduct any banking business with, any customer of Employer attributed to the branches of Employer located in the Houston MSA.

7.3    Continuing Obligations. Notwithstanding any other provision of this Agreement, the obligations of Executive under this Section 7 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement until the end of the Non competition Period.